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                                                                    Exhibit 3.1



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             ADVANCED MEDICINE, INC.

                    (PURSUANT TO SECTIONS 242 AND 245 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

         Advanced Medicine, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

         DOES HEREBY CERTIFY:

         FIRST: That the name of this corporation is Advanced Medicine, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 19, 1996 under the name Advanced Medicine, Inc.

         SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

         The name of this corporation is Advanced Medicine, Inc.

                                   ARTICLE II

         The address of the registered office of this corporation in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number

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of shares that this corporation is authorized to issue is One Hundred Forty
Million (140,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock and Forty Million (40,000,000) shares shall be Preferred Stock, each with a par value of $0.01 per share.

          B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Five Million Twenty Thousand (5,020,000) shares (the "Series A Preferred Stock"), the Series B Preferred Stock, which series shall consist of Five Million One Hundred Thousand (5,100,000) shares (the "Series B Preferred Stock"), the Series C Preferred Stock, which series shall consist of Eighteen Million Eight Hundred Twenty-Three Thousand (18,823,000) shares (the "Series C Preferred Stock") and the Series D Preferred Stock, which Series shall consist of two million (2,000,000) shares (the "Series D Preferred Stock"), are as set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to applicable law and compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, PARI PASSU with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.    DIVIDEND PROVISIONS.

          (a) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.10 per share per annum, $0.40 per share per annum, $0.68 per share per annum and $1.20 per share per annum, respectively (each as adjusted for any stock splits, stock dividends, recapitalizations or the like), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Preferred Stock then outstanding.

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          2.    LIQUIDATION PREFERENCE; PARTIAL LIQUIDATION.

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, (A) in the case of the Series A Preferred Stock, an amount per share equal to the sum of (i) $1.25 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and
(ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like); (B) in the case of the Series B Preferred Stock, an amount per share equal to the sum of (i) $5.00 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like); (C) in the case of the Series C Preferred Stock, an amount per share equal to the sum of (i) $8.50 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) and (D) in the case of the Series D Preferred Stock, an amount per share equal to the sum of (i) $15.00 (as adjusted for any stock splits, stock dividends, combinations, recapitalization or the like) for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price" and (ii) an amount equal to declared and unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to such holder's aggregate liquidation preference.

          (b)   Upon completion of the distribution required by subsection
(a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

          (c)   (i)    For purposes of this Section 2, a liquidation,
dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that

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results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale of all or substantially all of the assets of this corporation.

                (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                     (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                           (1)   If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                           (2)   If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                           (3)   If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                     (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                (iii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

                     (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                     (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

               (iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in

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no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

         (d) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, in the event of a "Partial Liquidation Distribution", as defined below, (i) the amount of such Partial Liquidation Distribution shall be distributed among the holders of the outstanding Preferred Stock and Common Stock as provided in Sections 2(a) and 2(b) above and shall not be distributed as provided in Section 1 or Article IV(C)(1), (ii) to the extent that a holder of a share of Series A, Series B, Series C or Series D Preferred Stock receives an amount pursuant to such Partial Liquidation Distribution that exceeds the declared but unpaid dividends on such share of Preferred Stock, the Original Series A Issue Price (in the case of such an excess distribution to holders of Series A Preferred Stock), the Original Series B Issue Price (in the case of such an excess distribution to holders of Series B Preferred Stock), the Original Series C Issue Price (in the case of such an excess distribution to holders of Series C Preferred Stock or the Original Series D Issue Price (in the case of such an excess distribution to holders of Series D Preferred Stock)), as the case may be, shall be reduced on a dollar-for-dollar basis by the amount of such excess distribution and (iii) in the event that the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price or Original Series D Issue Price has been reduced pursuant to clause (ii) of this Section 2(d), then (A) in the case of a reduction in the Original Series A Issue Price, the $0.10 per share per annum dividend preference referred to in Section 1(a) shall be reduced to equal 8% of the reduced Original Series A Issue Price, (B) in the case of a reduction in the Original Series B Issue Price, the $0.40 per share per annum dividend preference referred to in
Section 1(a) shall be reduced to equal 8% of the reduced Original Series B Issue Price, (C) in the case of a reduction in the Original Series C Issue Price, the $0.68 per share per annum dividend preference referred to in
Section 1(a) shall be reduced to equal 8% of the reduced Original Series C Issue Price and (D) in the case of a reduction in the Original Series D Issue Price, the $1.20 per share per annum dividend preference referred to in
Section 1(a) shall be reduced to equal 8% of the reduced Original Series D Issue Price. A "Partial Liquidation Distribution" is any distribution of cash or other assets (other than stock or securities of this corporation) that meets all of the following conditions: (i) such distribution is approved in writing by (A) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, (B) the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, (C) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, (D) the holders of at least a majority of the outstanding shares of Series D Preferred Stock, and (E) the holders of at least a majority of the then outstanding shares of Common Stock, (ii) the amount of cash and fair market value of property (with the fair market value of property being determined as provided in Section 2(a)(c)(ii)) that is distributed equals at least 30% of the aggregate amount of consideration that this corporation has received in exchange for the issuance of all Preferred Stock and Common Stock of this corporation.

          3. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

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         (a)   RIGHT TO CONVERT. Each share of Preferred Stock shall be
convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Preferred Stock shall be the Original Issue Price for such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 3(d). Notwithstanding the foregoing, no share of Series D Preferred Stock shall be convertible before the earlier of
(i) September 30, 2000, (ii) immediately prior to the closing of a Qualified IPO (as defined below) of this corporation and (iii) immediately prior to the closing of a transaction described in Article IV (B)(2)(c)(i) (without regard to any determination or vote by the holders of the Preferred Stock as described therein) (a "Change in Control"). In addition, notwithstanding the foregoing, if this corporation (i) closes a Qualified IPO on or before September 30, 2000, the initial Conversion Price per share for shares of Series D Preferred Stock shall be (x) 90% of the public offering price in such Qualified IPO in the event that the initial public offering price in such Qualified IPO is $22.22 or lower, (y) $20.00 in the event that the initial public offering price in such Qualified IPO is greater than $22.22 and less than or equal to $25.00 and (z) 80% of the public offering price in such Qualified IPO in the event that the initial public offering price in such Qualified IPO is greater than $25.00, (ii) (x) does not close a Qualified IPO on or before September 30, 2000 or (y) is subject to a Change in Control that occurs on or before September 30, 2000, then, in each case, the initial Conversion Price per share for shares of Series D Preferred Stock shall be $12.00 or (iii) consummates a financing transaction or series of financing transactions that, in the aggregate, raise more than $5 million for the Company and involve the issuance and sale of equity securities of any kind after the Purchase Date (as defined below) for the Series D Preferred Stock and before September 30, 2000, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the lower of (a) the per share price at which such equity securities are issued and sold (on an as-converted basis) or (b) $12.00; provided that, in the event two or more of the actions, omissions or events, as the case may be, described in clauses
(i), (ii) or (iii) in this sentence occur, the Conversion Price for the Series D Preferred Stock shall, in any and all cases (and regardless of the number of occurrences of any actions, omissions or events described in clauses (i), (ii) or (iii) in this sentence), not exceed the lowest Conversion Price for the Series D Preferred Stock determined in accordance with clauses (i), (ii) or (iii) in this sentence.

        (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $10.00 per share in the event that such public offering closes on or before September 30, 2000 and $17.00 per share at any time thereafter (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $30,000,000 in the aggregate (a "Qualified IPO") or (ii) the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock.

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         (c)   MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

         (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR SPLITS AND COMBINATIONS. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) In the event this corporation should at any time or from time to time after the date upon which any shares of Preferred Stock were first issued (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents;

               (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

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         (e)   OTHER DISTRIBUTIONS. In the event this corporation shall
declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(i), then, in each such case for the purpose of this subsection 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

         (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

         (g) NO IMPAIRMENT. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         (h)   NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred

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Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

         (i) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty
(20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Certificate of Incorporation.

         (k) NOTICES. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

         4. VOTING RIGHTS. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         5.   PROTECTIVE PROVISIONS.

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         (a)   Subject to the rights of series of Preferred Stock that may from time to time come into existence, so long as 5,000,000 shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:

               (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation or in a transaction in which the Company is the acquiring corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

               (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

               (iii)   declare or pay any dividends upon the Common Stock; or

               (iv) authorize or issue, or obligate itself to issue, any equity security (other than the Series A, Series B, Series C or Series D Preferred Stock), including any security convertible into or exercisable for any other equity security having a preference over, or being on parity with, the Preferred Stock with respect to dividends, liquidation, redemption or voting. Notwithstanding the foregoing, without the approval of the Preferred Stock, this corporation shall be permitted to authorize or issue, or obligate itself to issue, any equity security, including any security convertible into or exercisable for any equity security, that is not senior to the Preferred Stock with respect to dividends, liquidation, redemption or voting, provided that such securities are issued to a person or entity that has a research, development, clinical, regulatory, marketing, sales or other operational or strategic relationship with this corporation.

         (b) This corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, amend this corporation's Certificate of Incorporation or bylaws to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock.

         (c) This corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, amend this corporation's Certificate of Incorporation or bylaws to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock.

         (d) This corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, amend this corporation's Certificate of Incorporation or bylaws to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock.

         (e) This corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, amend this corporation's Certificate of Incorporation or bylaws to alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock.

         6. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

         7.   REDEMPTION.  The Preferred Stock is not redeemable.

         C. COMMON STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

         1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of Article IV hereof.

         3.   REDEMPTION.  The Common Stock is not redeemable.

         4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

         Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                   ARTICLE VI

         The number of directors of this corporation shall be fixed from time to time as provided in the bylaws or any amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                   ARTICLE VII

         Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                  ARTICLE VIII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                   ARTICLE IX

         A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

         Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

                                    ARTICLE X

         This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

         To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

         Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                    * * *

         THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

         FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the President and the Secretary of this corporation on this 21st day of March, 2000.


                                       /s/ James B. Tananbaum
                                       --------------------------------------
                                       James B. Tananbaum
                                       President


                                       /s/ Bradford J. Shafer
                                       --------------------------------------
                                       Bradford J. Shafer
                                       Secretary